CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE PARTNERSHIP TREATS AS PRIVATE OR CONFIDENTIAL.
EXECUTION VERSION
INTERIM FUNDING AGREEMENT
(Master Lease Agreement)
Exhibit 10.2#

This Interim Funding Agreement, dated December 31, 2021 (this “Agreement”), is made by and between STONEBRIAR COMMERCIAL FINANCE LLC (“Lessor”) and MONTANA RENEWABLES, LLC (“Lessee”).
WHEREAS Lessor has agreed to finance certain equipment for a new renewable hydrogen plant (the “Renewable Hydrogen Plant”) designed for approximately 20 million standard cubic feet per day of 99.99% hydrogen supplied at 200-220 pounds per square inch gauge to the makeup compressors for a renewable diesel project (and which will support the renewable diesel project, as well as the related design and engineering costs related to design and assembly of the Renewable Hydrogen Plant (such Plant referred to from time to time as “Plant #4”), for Lessee pursuant to that certain Master Lease Agreement, dated as of December 31, 2021 (the “Master Lease”), by and between Lessor and Lessee, such equipment being further described in Exhibit A attached hereto (as Exhibit A may be amended from time to time upon written notice from Lessee to Lessor to specify the Equipment in greater detail, and together with all additions, improvements, replacements, repairs, appurtenances, substitutions and attachments thereto and proceeds, including insurance proceeds, thereof, and including Design Work (defined below) related thereto, collectively the “Equipment”);
WHEREAS the seller or sellers (collectively, the “Seller”) of the Equipment, and the design and engineering firms (the “Engineering Firms”) doing the work on the design, layout and engineering (the “Design Work”) of the Renewable Hydrogen Plant, require progress payments to be made, which Lessee may request Lessor to fund, pursuant to invoices, purchase orders or related documents, warranties or agreements (each a “Purchase Agreement”) each in a form acceptable to Lessor; and
WHEREAS, the Lessee has already made certain payments to the Engineering Firms doing the work on the Design Work, and has also made certain payments to certain Sellers with respect to the purchase of some parts of the Equipment, and Lessee desires (i) to sell and assign to Lessor both such Design Work and such Equipment as has already been purchased, and to lease back from Lessor such Design Work and Equipment, and (ii) receive from Lessor “Advances” (as hereinafter defined) for such amounts already expended for Design Work and Equipment upon the execution hereof; and
WHEREAS, Lessee desires to sell to Lessor both the remaining Equipment and the remaining Design Work to be hereafter acquired by Lessee, and to lease back from Lessor such remaining Equipment and Design Work (and for ease of reference hereinafter, all references to “Equipment” shall be deemed hereby to refer to and include any Design Work identified in writing by Lessee to Lessor in accordance with the terms hereof).
NOW THEREFORE the parties hereby agree as follows:
1.Upon receipt of a request for an advance from Lessee, substantially in the form of Exhibit B attached hereto, Lessor agrees to make progress payments to the Seller of the Equipment subject to the terms of this Agreement, and to make progress payments upon the date hereof to Lessee for Equipment already paid for and purchased prior to the date hereof (each such payment an “Advance”).
2.The aggregate amount advanced by Lessor hereunder shall not exceed $50,000,000 (the “Authorized Amount”), and Lessor shall not make any Advance hereunder if: (a) the aggregate amount to be advanced, including such Advance, would result in the aggregate amount advanced hereunder to exceed the Authorized Amount, (b) the date of such Advance is after the Cutoff Date (as defined below), (c) an Event of Default (as defined in the Master Lease) has occurred, or (d) the type and nature of the Equipment is different from that described on Exhibit A attached hereto. Lessor shall be obligated to make no more than twenty-four (24) Advances under this Agreement; nor shall Lessor be obligated to make any single Advance (other than the final Advance hereunder) in an amount less than $1,000,000 (it being understood that each Advance may be payable to one or more Sellers). The anticipated dates of each Advance shall be as determined by Lessor in consultation with Lessee to anticipate the date that payments are due to the Seller.
3.Lessor shall not make any Advance hereunder until it shall have first received the following: (a) the Master Lease, duly signed by Lessee, in form and substance as required by Lessor; (b) all advance payments and security deposits, if any, required by the Master Lease; and (c) all other items set out in Exhibit C attached hereto. Upon satisfaction of all terms and conditions provided for in this Agreement, Lessor shall pay to Lessee the amount of the Requested Advances provided by Lessee to Lessor.
4.The term “Cutoff Date” as used in this Agreement means the earliest to occur of the following dates: (a) March 2, 2023; (b) the date on which there occurs an Event of Default as defined in the Master Lease (notwithstanding that the Equipment has not then been delivered and accepted) that has not been waived in writing by Lessor; (c) the date that the Equipment is accepted by Lessee under the Master Lease pursuant to a Schedule substantially in the form attached as Exhibit D hereto; or (d) the date on which there occurs a material adverse change in the financial condition, or business of Lessee from that considered by Lessor, at the sole and absolute discretion of Lessor in making its decision to finance the Equipment. Lessor may, but is not obligated to, extend the Cutoff Date.
5.If on the Cutoff Date (a) all or a portion of the Equipment has not been delivered to and accepted by Lessee under the Master Lease as evidenced by a delivery and acceptance certificate executed by Lessee in form and substance reasonably satisfactory to Lessor; (b) any other condition set out in Exhibit C attached hereto required to be complied with prior to the transaction being completed, has not been met, as determined by Lessor in its reasonable discretion; or (c) for any other reason (including a Casualty Loss with respect to any Equipment or the occurrence of an Event of Default) Lessee has not executed and delivered a Schedule with respect to the Equipment, in form and substance reasonably satisfactory to Lessor, then, within ten business days following the Cutoff Date, Lessee shall pay Lessor the total amount advanced hereunder and remaining unpaid on the Cutoff Date together with (i) accrued but unpaid rent thereon determined as provided below and (ii) a termination fee (paid as liquidated damages and not as a penalty) of 8% of the aggregate amount of the Advances made hereunder, and Lessor shall no longer be obligated to make Advances hereunder. Upon such payment, Lessor shall transfer to Lessee without recourse or any warranty whatsoever all of Lessor’s right, title, and

EXECUTION VERSION

interest in the Equipment, the Purchase Agreement and in any Advances hereunder. If such payment is not timely made, Lessee shall have no right to acquire use of the Equipment under the Master Lease, and Lessor may, at its option (y) exercise any remedies available to Lessor under the Master Lease, at equity or otherwise under the law, and/or (b) declare the Master Lease and all of Lessor’s obligations thereunder terminated and acquire the Equipment and the Purchase Agreement for Lessor’s own account or make any other arrangement with the Seller it can negotiate, and/or (c) enforce its demand for payment from Lessee as provided above. If (a) the Cutoff Date has not occurred, then as of the first day of the month following the delivery to and acceptance by the Lessee of all of the Equipment as evidenced by a delivery and acceptance certificate executed by Lessee in form and substance reasonably satisfactory to Lessor (the “Conversion Date”), (i) Lessee (to the extent it has not already done so) shall assign to Lessor all of Lessee’s right, title and interest in and to the Equipment, and (ii) Lessee and Lessor shall enter into a Schedule in the form of Exhibit D hereto providing for the Lease of the Equipment and Design Work by Lessor to Lessee. Upon Lessee’s and Lessor’s entry into a Schedule on the Conversion Date providing for the Lease of the Equipment, (a) Lessee shall pay to Lessor any rent accrued pursuant to Section 6 below through the Conversion Date and unpaid, and (b) Lessee’s obligations to pay rent hereunder and otherwise in respect of all Advances of funds advanced hereunder shall be converted to and replaced with Lessee’s obligation to pay rent as provided in the Master Lease and such Schedule. For the avoidance of the doubt, Lessor and Lessee acknowledge and agree that the occurrence of a Permitted Transaction (as defined in the Equipment Schedule does not breach or violate the terms and provisions hereof.
Notwithstanding anything in this Agreement to the contrary, in the event that prior to the Cutoff Date Lessee or Parent is eligible for “ESG Funding” (as hereinafter defined), Lessee shall be permitted to, so long as no Event of Default shall have occurred and then be continuing under the Master Lease or this Agreement and upon not less than ninety (90) days written notice (and such notice may be contingent upon the closing of a successful ESG Funding), purchase all, but not less than all, of the Equipment by paying a lump sum cash payment to Lessor in an amount equal to the “Exit Price” (defined below). Upon receipt by Lessor of the Exit Price, together with any other amounts then due and payable hereunder, all in immediately collectable funds, Lessor shall transfer to Lessee, without recourse or warranty of any kind, express or implied, all of Lessor’s right, title and interest in and to such Equipment on an AS-IS, WHERE-IS basis, except Lessor will warrant that the Equipment is free and clear of any liens created by Lessor or any party on its behalf.  Lessee shall also be obligated to reimburse Lessor for all taxes, charges and expenses relating to the sale, registration, use, possession, and operation of the Equipment. “Exit Price” means an amount equal to (a) the aggregate amount of the Advances made hereunder times (b) 102.89%. The parties hereto acknowledge and agree that this Exit Price is a negotiated amount only and expressly for the purpose set forth above and is not otherwise intended by the parties to, nor shall it otherwise be deemed to, approximate the value of the Equipment or for any other purpose whatsoever. After payment by Lessee to Lessor of the Exit Price, Lessor shall have no further obligation hereunder to make Advances.
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6.Whether or not the Equipment is accepted by Lessee under the Master Lease, Lessee agrees to pay Lessor monthly rent based on the unpaid balance of the aggregate amounts advanced hereunder times a lease rate factor equal to the 1-Month LIBOR plus 770 basis points (the “Interim Rental Rate”). In the event of an Advance being outstanding for less than a complete month, the rent payable for that partial month in connection therewith shall be computed on the basis of (a) the actual days elapsed between the date the Advance was made and the end of the month, times (b) the Interim Rental Rate, divided by (c) 30. “1-Month LIBOR” as used herein, shall mean on any day, the greater of (y) 25 basis points and (z) the rate reported for deposits in U.S. dollars for a one-month tenor which appears on the “ICE LIBOR Historical Rates” page (https://www.theice.com/marketdata/reports/170) (or, if such page or rate is unavailable for any reason, then such replacement page and rate as may be reasonably selected by Lessor to approximate the rate that otherwise would have been reported, but such selection in any event to be in a manner consistent with the replacement or fallback rates applied by Lessor to its other similarly situated customers generally) (the “Reference Page”) for the business day immediately preceding the date the applicable Advance is made. As used herein “business day” shall mean a day when the applicable rate is reported on the Reference Page. For the initial Advance made hereunder, the Interim Rental Rate shall be initially determined on the date such Advance is made; thereafter, the applicable Interim Rental Rate shall reset on the first day of each month until the Conversion Date (defined below). The initial Interim Rental Rate for any Advance made after the initial Advance shall be the Interim Rental Rate that otherwise applies to the Advances already outstanding on such date.
7.Rent due hereunder shall be payable monthly in arrears, with the first rent payment with respect to each Advance being due on the first day of the first month after the Advance is made, and then on the first day of each month thereafter until the Conversion Date.
8.Some items of Equipment may be delivered by the Seller to Lessee without Lessee having accepted the items under the Master Lease or having entered into a Schedule with respect to the Equipment. Lessee agrees to abide by the terms of the Master Lease as if such Equipment had been accepted by Lessee, including without limitation, to maintain the Equipment and obtain insurance on each item of Equipment as required by the Master Lease from the date it is delivered to Lessee regardless of whether Lessee has accepted the item under the Master Lease. Lessor shall have all rights and indemnities under the Master Lease as though the Equipment were subject to the Master Lease. Nothing herein shall limit Lessee’s right to return and seek refunds for or assert other claims in respect of Equipment or other equipment not accepted by Lessee or pursuant to warranty claims after Lessee has accepted any item of Equipment, and for that purpose, with respect to all Equipment, Lessor hereby appoints Lessee as Lessor’s limited agent for purposes of and having the independent right and power to (a) return Equipment to the vendor thereof for failure to perform as specified, (b) to obtain repairs, modifications or updates to the Equipment so that it performs at or above the specifications therefor, (c) to obtain replacement equipment or Design Work with respect to Equipment that does not perform as specified therefor, and (d) to obtain financial or other compensation with respect to Equipment that does not perform as specified therefor; however, any refunds or other compensation from a vendor of such Equipment shall be furnished directly to Lessor and Lessee shall ensure such any returned Equipment is replaced with like Equipment reasonably acceptable to Lessor. For the avoidance of doubt, amounts refunded to Lessor shall, subject (for the avoidance of doubt) to the conditions set forth on Exhibit C applicable to any advance hereunder, be readvanced to Lessee hereunder and pursuant to the terms hereof.
9.So long as any obligations remain under this Agreement, Lessee shall hold the Equipment in trust and as custodian for Lessor, and Lessee acknowledges that it has no title to the Equipment whatsoever except that if the Equipment has been delivered to Lessee prior to being accepted, Lessee shall hold such Equipment as bailee for the benefit of Lessor and abide by the terms and conditions of the Master Lease as set out in Section 8 above. To the extent it is determined that Lessee has any right, title or interest in the Equipment and/or the Purchase Agreement (whether such Equipment is fully or partially completed), Lessee hereby grants to Lessor a security interest in the Equipment and/or the Purchase Agreement, all attachments, accessions and replacements thereto and all proceeds thereof, as security for payment and performance of all obligations of Lessee to Lessor under this Agreement. Except as set forth in the preceding sentence, Lessee shall at all times keep the Equipment free and clear of all liens and encumbrances of any kind or nature other than those created by, through or under Lessor.

EXECUTION VERSION

10.Lessor makes no representation as to when the Equipment may be delivered by the Seller thereof.
11.Lessee agrees that Lessor shall be entitled to recover from Lessee all documented out-of-pocket losses, costs and fees (including legal fees and costs) incurred by Lessor in enforcing its right to payments due hereunder.
12.The indemnities contained in Sections 15 and 16 of the MLA are hereby incorporated herein by reference. This Agreement constitutes a “Schedule” subject to the Master Lease.
13.Lessee hereby represents and warrants to Lessor that execution of this Agreement by Lessee will create a valid, binding and enforceable obligation of Lessee, and such execution will not violate any agreement, bylaw or regulation to which Lessee is subject.
14.This Agreement may not be assigned by Lessee without the prior written consent of Lessor, except that no such Lessor consent shall be required if such assignment by Lessee arises from a Permitted Transaction. Lessor may assign its rights in this Agreement, provided however, that so long as no Event of Default or event which with the giving of notice, the passage of time, or both, would constitute an Event of Default under the Master Lease shall have occurred, Lessor shall not make any assignment to any entity not affiliated with Lessor without obtaining Lessee’s prior written consent, which such consent not to be unreasonably withheld, conditioned or delayed and Lessee shall enjoy its right to quiet enjoyment as set forth in Section 24 of the Master Lease. Lessee hereby waives any right of set-off or defenses as against any assignee of Lessor. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. If any provision of this Agreement is invalid, illegal or unenforceable, it shall not affect the validity, legality or enforceability of any other provision of this Agreement. Any amendment or waiver hereof or hereto must be in writing and signed by both parties hereto. Lessee shall do all things and execute and obtain all documents as Lessor may require in order to give effect to this Agreement.
15.This Agreement expressly incorporates the terms of Sections 28 and 29 of the Master Lease related to governing law, jurisdiction, forum selection, venue and jury waiver as if such terms were set out in full herein, mutatis mutandis.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Interim Funding Agreement to be duly executed by their respective duly authorized officers as of the date first above written.

Lessee: MONTANA RENEWABLES, LLC By: /s/ L. Todd Borgmann Name: L. Todd Borgmann Title: Executive Vice President and Chief Financial Officer	Lessor: STONEBRIAR COMMERCIAL FINANCE LLC By: /s/ Harrison Smith Name: Harrison Smith Title: Vice President

EXECUTION VERSION

Exhibit A
Equipment Description

A hydrogen plant designed to produce at least 20 million sf3/day of 99% hydrogen supplied at 200-220 pounds per square inch gauge to the makeup compressors for the MR renewable diesel project, including for the avoidance of doubt Design Work related thereto. .1
1 Equipment description to be amended from time to time by written notice from Lessee to Lessor to describe equipment in greater detail, list serial numbers, and provide other relevant detail, if any.

EXECUTION VERSION

Exhibit B
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EXECUTION VERSION

Exhibit C
Conditions Precedent
1.In addition to any other conditions precedent or requirements listed in this Agreement, the following conditions precedent must be met to Lessor’s satisfaction, in its sole discretion, before the initial Advance is made hereunder:
(a)receipt by Lessor of all Purchase Order Assignment Agreements (which will cover both Equipment and Design Work) reasonably required by Lessor, each executed by Lessee and each Seller with respect to the Equipment;
(b)receipt by Lessor of an acceptable Request for Advance;
(c)receipt by Lessor of an officer’s certificate of Lessee containing true, correct and complete copies of (i) the charter documents of Lessee, (ii) resolutions of Lessee authorizing the execution, delivery and performance by Lessee of the Master Lease, this Agreement, the Schedule related to the Equipment and the other agreements entered into in connection therewith; (iii) an incumbency certificate of Lessee; and (iv) evidence of Lessee’s good standing in Delaware and in Montana;
(d)the filing of precautionary UCC lease and fixture filings as required to perfect the security interest of Lessor granted hereunder;
(e)Lessor shall have received copies of Lessee’s corporate and reporting policies for hazardous waste materials in form and substance acceptable to Lessor; and
(f)Lessor’s review and approval of the condition of title to the Equipment, including receipt of confirmation from any secured parties of Lessee that such secured party shall have no interest in the Equipment.
2.In addition to any other conditions precedent or requirements listed in this Agreement, the following conditions precedent must be met to Lessor’s satisfaction, in its sole discretion, before each subsequent Advance is made hereunder:
(a)receipt by Lessor of any additional Purchase Order Assignment Agreements required by Lessor, each in form and substance satisfactory to Lessor, executed by Lessee and each Seller with respect to the Equipment;
(b)receipt by Lessor of an acceptable Request for Advance;
(c)the filing of any amendments to the previously-filed precautionary UCC lease and fixture filings as reasonably required by Lessor;
(d)receipt by Lessor of confirmation that all required insurance is effective;
(e)collateral assignment of design documents;
(f)landlord’s waiver and acknowledgment of collateral assignment of design documents;
(g)provision of certain rights with respect to and/or assignment of all easements, deeded rights of access and all other agreements that govern access to and ongoing operation of the Equipment; and
(h)the filing of a leasehold mortgage in favor of Lessor granting Lessor a first-priority security interest in Lessee’s leasehold interest in the real property on which the Equipment will be located and confirming Lessor’s ability to access the Equipment following any Event of Default.
3.In addition to any other conditions precedent or requirements listed in this Agreement, the following conditions precedent must be met to Lessor’s satisfaction, in its sole discretion, before the final Advance is made hereunder:
(a)receipt by Lessor of a final Equipment Schedule with respect to the Equipment executed by Lessee;
(b)completed delivery and installation of the Equipment;
(c)acceptance of the Equipment by Lessee;
(d)receipt by Lessor of a sufficient and itemized description of the Equipment including make (manufacturer), model numbers and serial numbers of all major components;
(e)the completed Equipment is acceptable to Lessor including, as required by Lessor, Lessor obtaining and being satisfied with a physical inspection and appraisal of the completed Equipment at the premises of Lessee by a qualified appraiser selected by Lessor;

EXECUTION VERSION

(f)receipt by Lessor of all required purchase orders, proofs of payment, bills of sale, copies of related Design Work and other evidence required by Lessor to confirm that Lessor has good and valid title to the completed Equipment, free and clear of all liens;
(g)receipt by Lessor of satisfactory evidence of the due and valid perfection of Lessor’s interest in the completed Equipment and that its security in the completed Equipment is first ranking; and
(h)receipt by Lessor of confirmation that all required insurance is effective.

EXECUTION VERSION

Exhibit D
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